Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related Prospectus of Qunar Cayman Islands Limited and to the incorporation by reference therein of our reports dated April 29, 2015, with respect to the consolidated financial statements of Qunar Cayman Islands Limited and the effectiveness of internal control over financial reporting of Qunar Cayman Islands Limited included in its Annual Report (Form 20-F) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

June 1, 2015